Exhibit 10(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 24, 2017, relating to the financial statements and financial highlights, which appear in BlackRock CoreAlpha Bond Fund’s (a series of BlackRock Funds III) Annual Report on Form N-CSR for the year ended December 31, 2016.

We also consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 24, 2017, relating to the financial statements, which appear in CoreAlpha Bond Master Portfolio’s (a series of Master Investment Portfolio) Annual Report on Form N-CSR for the year ended December 31, 2016.

We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
April 27, 2017